

                                                                                      Exhibit 11.0

                      PULASKI BANCORP, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                           Six Months Ended      Three Months Ended
                                                             June 30, 2000          June 30, 2000
                                                          -----------------      -------------------

Net income                                                     $ 967,707              $ 501,437

Weighted average shares outstanding - basic and diluted        1,941,867              1,926,888

Basic and diluted earnings per share                              $ 0.50                 $ 0.26



                                       15